Exhibit 10.68

Portions of this Document which are competitively sensitive have been redacted.

Execution Version

AGREEMENT FOR ELECTRIC SERVICE TO

SOLUNA DV SERVICES, LLC

BY AND BETWEEN

SOLUNA DV SERVICES, LLC

AND

LIGHTHOUSE ELECTRIC COOPERATIVE, INC.

EFFECTIVE DATE: FEBRUARY 24, 2023

TABLE OF CONTENTS

I.	DEFINITIONS	2
II.	TERM	10
III.	MEMBERSHIP.	11
IV.	CONDITIONS	11
V.	TERMS OF SERVICE	13
VI.	CUSTOMER FACILITIES	15
VII.	RIGHT OF ACCESS	16
VIII.	COMPLIANCE WITH APPLICABLE LAW	16
IX.	METERING AND DISCONNECTING CIRCUIT BREAKER	17
X.	PERFORMANCE SECURITY	19
XI.	MONTHLY AND WEEKLY CHARGES	20
XII.	INVOICES AND PAYMENT	21
XIII.	TAXES	23
XIV.	RESALE	23
XV.	FORCE MAJEURE	23
XVI.	INDEMNIFICATION, LIMITATION OF LIABILITY, AND DISCLAIMER OF WARRANTIES	24
XVII.	FINES AND PENALTIES	27
XVIII.	REPRESENTATIONS AND WARRANTIES	27
XIX.	BREACH/DISCONTINUANCE OF SERVICE	29
XX.	TERMINATION	30
XXI.	CONFIDENTIALITY.	32
XXII.	DISPUTES	33
XXIII.	FORWARD CONTRACT AND MASTER NETTING AGREEMENT	34
XXIV.	ASSIGNMENT	34
XXV.	NOTICE	34
XXVI.	ENTIRE AGREEMENT	35
XXVII.	WAIVER.	36
XXVIII.	THIRD PARTY BENEFICIARIES	36
XXIX.	ADDITIONAL TERMS	36
XXX.	SURVIVAL; EFFECT OF TERMINATION OR EXPIRATION	37
XXXI.	MULTIPLE COUNTERPARTS/FAX OR EMAIL SIGNATURES	37
XXXII.	CHOICE OF LAW AND VENUE	37
XXXIII.	JURY WAIVER.	37
XXXIV.	NON-WAIVER.	37
XXXV.	AMENDMENTS	38
XXXVI.	RULES OF CONSTRUCTION	38

AGREEMENT FOR ELECTRIC SERVICE TO SOLUNA DV SERVICES, LLC

This contract for electric service (this “Agreement”) dated as of February 24, 2023 (the “Effective Date”), is by and between Lighthouse Electric Cooperative, Inc., a Texas cooperative corporation (hereinafter referred to as “Cooperative”), and Soluna DV Services, LLC, a Nevada limited liability company, a subsidiary of Soluna Computing, Inc. (hereinafter referred to as “Customer”). Cooperative and Customer are individually referred to as “Party” and collectively referred to as the “Parties.”

WHEREAS, Briscoe Wind Farm, LLC, a Delaware limited liability company (“Briscoe”) owns and operates an approximately one hundred and fifty (150) MW windfarm located at or near Briscoe and Floyd Counties, Texas, together with all materials, systems, structures, features and improvements necessary to produce electricity at such facility (the “Facility”) and associated Briscoe Interconnection Facilities (as defined below);

WHEREAS, Customer desires to develop, install, and operate several modular datacenters on a single modular data center farm (the “MDC Farm”) that will be (a) built in phases, with the first phase having an estimated peak demand of the lesser of approximately twenty-five (25) MW or the peak demand approved by ERCOT (the “First Phase”) and the completed MDC Farm having an estimated peak demand of up to approximately one hundred and fifty (150) MW, and (b) electrically interconnected to the Briscoe Interconnection Facilities (defined below) behind the Facility’s Point of Interconnection (as defined below) to the ERCOT Transmission System (as defined below);

WHEREAS, GSEC (as defined below), Cooperative’s full requirements wholesale provider, has by separate agreement arranged to purchase power at wholesale from Briscoe or to deliver and purchase power from the ERCOT (as defined below) market to serve Cooperative with electric power and energy for resale to Customer for service to the MDC Farm;

WHEREAS, by this Agreement, the Parties have agreed to contract for the provision of electric power and energy to be provided by Cooperative to Customer at the Delivery Point (as defined below) for service to the MDC Farm;

WHEREAS, Briscoe and Customer wish to settle the Customer’s Load (defined below) and the Facility’s Net Energy, as defined herein, on a net basis with ERCOT in accordance with ERCOT Nodal Protocol § 10.3.2.3 and Applicable Law (“Net Metering”);

WHEREAS, Customer requires Service (as defined below) from the Cooperative at the Delivery Point commencing on the Service Date (as defined below); and

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WHEREAS, Customer wishes to become a member of Cooperative, as further provided herein:

NOW THEREFORE, in consideration of the monies to be paid by Customer to Cooperative, and the mutual covenants, agreements, recitals, and obligations herein, the Parties do hereby agree as follows:

I.	DEFINITIONS

“Affiliate” means, in relation to any Party, (i) any other Person that Controls, is under the Control of, or is under common Control with the named Party and (ii) any Person that, directly or indirectly, is the beneficial owner of fifty percent (50%) or more of any class of equity securities of, or a membership, joint venture, partnership or other ownership interest in, the named Party or of which the named Party is directly or indirectly the owner of fifty percent (50%) or more of any class of equity securities or other ownership interest.

“Agreement” has the meaning given in the introductory paragraph.

“Applicable Law(s)” means all laws, statutes, treaties, codes, ordinances, regulations, certificates, orders, licenses and permits of any Governmental Authority, or other executive, legislative, judicial, or administrative action of a Governmental Authority, including a final decree, judgment or order of a court, that are applicable to a Party, the business of a Party, the MDC Farm, or the Facility, or the transactions contemplated by this Agreement now in effect or hereafter enacted, amendments to or interpretations of any of the foregoing by a Governmental Authority having jurisdiction, and all applicable judicial, administrative, arbitration and regulatory decrees, judgments, injunctions, writs, orders, awards or like actions, including, without limitation, environmental laws pertaining to the facilities or the MDC Farm or the Service or operation thereof, which standards or criteria must be met in order for the Service or facilities to be lawfully provided or operated. Applicable Laws includes the ERCOT Protocols and the requirements of NERC and the TRE.

“Associated Equipment” has the meaning given in Section IX(B).

“Aux Energy” means Energy delivered to Briscoe to power auxiliary facilities and station load pursuant to the Aux Energy Retail Service Agreements.

“Aux Energy Retail Service Agreements” has the meaning given to such term in the GSEC Briscoe PPA.

“Bankrupt” means, with respect to a Party, such Party (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law; (ii) makes a general assignment for the benefit of creditors; (iii) is dissolved (other than pursuant to a consolidation, amalgamation, or merger); (iv) has been adjudicated bankrupt; (v) becomes subject to an order, judgment or decree for relief, entered in an involuntary case, without the application, approval or consent of such Party by any court of competent jurisdiction appointing a receiver, trustee, assignee, custodian or liquidator, for a substantial part of any of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days; (vi) has failed to remove an involuntary petition in bankruptcy filed against it within ninety (90) days of the filing thereof, or (vii) becomes subject to an order for relief under the provisions of the United States Bankruptcy Code, 11 U.S.C. § 301.

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“Bankruptcy Code” means Title 11 of the United States Code. “Briscoe” has the meaning given in the Recitals hereof.

“Briscoe Interconnection Facilities” means the physical equipment utilized by the Facility to interconnect to the Delivery Point, including transmission lines, transformers and associated equipment, substations, relay and switching equipment and safety equipment.

“Business Day” means any day other than Saturday, Sunday or any day on which national banks in Dallas, Texas are authorized or required to close.

“Change in Law” means the adoption, enactment, promulgation or issuance of, a change in, or a new or changed interpretation by a Governmental Authority of, any Applicable Law after the Effective Date.

“Claims” means any and all demands, claims, judgments, obligations, liabilities, liens, causes of action, lawsuits, arbitrations, mediations, investigations or proceedings, whether at law or in equity.

“Conditions Satisfaction Date” has the meaning set forth in the GSEC Briscoe PPA. “Cooperative” has the meaning given in the introductory paragraph.

“Confidential Information” means all oral and written information (i) relating to the business, strategy, policies, prospects, assets or plans of a Party or any members of a Party’s or GSEC’s Group, in each case pertaining to this Agreement and the transactions contemplated hereby, (ii) relating to load and customer information of GSEC or a Party, and (iii) all other information identified as confidential provided by a Party pursuant to this Agreement. With respect to clauses (i) and (ii), information shall be Confidential Information whether or not it is marked as confidential by a Party. Notwithstanding the foregoing, only the price terms in this Agreement shall be Confidential Information. The following information does not constitute Confidential Information: (a) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of this Agreement or any other obligation of confidentiality; (b) information that was already known by the receiving Party on a non-confidential basis prior to this Agreement; (c) information that becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party if such source was not, to the knowledge of the receiving Party, subject to any prohibition against disclosing the information to the receiving Party; (d) information that the receiving Party develops independently without using the Confidential Information; and (e) information that the disclosing Party approves for release in writing.

“Control” (including the terms “controls”, “controlled”, “under the control of” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Party, whether through ownership interest, by contract or otherwise.

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“Cooperative Group” means Cooperative and its directors, officers, managers, members, employees, attorneys-in-fact and agents.

“****** Interval” has the meaning set forth in the GSEC Briscoe PPA.

“******Net Energy” means, for any period during the Term, the Net Energy delivered by the Facility to GSEC for resale to Cooperative to serve Customer’s Load during ******Intervals, as measured at the MDC Meter.

“***Net Energy Price” means a price of $****/MWh. “Customer” has the meaning given in the introductory paragraph. “Customer Facilities” has the meaning given in Section VI(A).

“Customer Ground Lease” means the Lease Agreement by and between Customer and Alice Faye Grabbe dated as of February 24, 2023.

“Customer Group” means Customer and its directors, officers, managers, members, employees, attorneys-in-fact, and agents.

“Customer’s Load” means the load of the MDC Farm. “DCB” has the meaning given in Section IX(E).

“DCB Consultant” has the meaning given in Section IX(E).

“DCB Consultant Agreement” has the meaning given in Section IX(E).

“Delivery Point” means the EPS Meter located where Energy is delivered to the MDC Farm, which shall be the location where the Facility is electrically interconnected with the ERCOT Transmission System, as defined in the ERCOT Protocols and the Interconnection Agreement, and as specifically described in Exhibit D.

“Effective Date” has the meaning given in the introductory paragraph. “Energy” means alternating current electric energy measured in MWh.

“Environmental Attributes” means the environmental and other attributes as may exist from time to time that differentiate the Facility or the Energy generated by the Facility from energy generated by fossil fuel or nuclear powered generating units, and any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from the Facility, and its displacement of conventional energy generation, including (i) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants designated by the United States Environmental Protection Agency or other Governmental Authorities, (ii) all emissions reduction credits; (iii) any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the earth’s climate by trapping heat in the atmosphere, (iv) credits, benefits or allowances resulting from the compliance of the Facility or Energy from the Facility with the laws, rules and standards of the United Nations Framework Convention on Climate Change (the “UNFCCC”) or the Kyoto Protocol of the UNFCCC or crediting “early action” with a view thereto, and (v) all RECs.

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“EPS Meter” means the ERCOT-Polled Settlement Meter, as such term is defined in the ERCOT Protocols, that is assigned to Briscoe for purposes of settling Export Energy.

“EPS Metering Design” has the meaning assigned to such term in the ERCOT Protocols. “ERCOT” means the Electric Reliability Council of Texas, a non-profit corporation, and its successor(s) in responsibilities and function.

“ERCOT Protocols” means the ERCOT Nodal Protocols, Operating Guides, Planning Guides, and other binding documents adopted by ERCOT, including any attachments or exhibits referenced in such documents, as amended from time to time, that contain the scheduling, operating, planning, reliability, and settlement policies, rules, guidelines, procedures, standards and criteria of ERCOT.

“ERCOT Settlement Metering Operating Guide” means the ERCOT Settlement Metering Operating Guide dated June 1, 2022, as may be amended from time to time.

“ERCOT Transmission System” means the interconnected Transmission Service Provider- owned facilities that are used for transmission of electricity in ERCOT.

“Event of Default” has the meaning given in Section XIX.

“Export Energy” means, for any period during the Term, the Energy generated by the Facility and exported to the ERCOT Transmission System at the EPS Meter.

“Extension Term” has the meaning assigned to such term in Section II(A). “Facility” has the meaning given in the Recitals.

“Federal Power Act” means the Federal Power Act, as amended, 16 U.S.C. §§ 791a, et seq.

“Finance Entity(ies)” means any and all individuals or entities of any type, including their authorized agents and representatives, providing any form of direct or indirect debt or equity financing, including debt guaranty or assurance, to a Party or Indemnitee, and including senior or subordinated debt, lease or equity financing (including tax equity financing).

“Firm Load Shed” means ERCOT-directed curtailment of retail customers during Energy Emergency Alert (EEA) Level 3 or a transmission emergency, as further described in the ERCOT Protocols.

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“First Phase” has the meaning given in the Recitals.

“Forced Outage” means an unexpected failure of one or more components of the Facility that prevents Briscoe from making power available to serve Customer’s Load.

“Force Majeure” means an event or circumstance which (i) prevents a Party from performing its obligations under this Agreement, (ii) which event or circumstance is beyond the reasonable control of such Party, (iii) was not reasonably foreseeable by such Party, or if reasonably foreseeable could not have been overcome with the exercise of due diligence, (iv) is not the result of such Party’s negligence or fault, and (v) which by the exercise of due diligence, such Party is unable to overcome or avoid or cause to be avoided. Without limiting the prior sentence, Force Majeure shall include (provided the criteria in the first sentence are met) failure of transmission or distribution facilities or other equipment, partial or complete forced outage, breakage of or damage to machinery or equipment, acts of God, fire, tornado, earthquake, flooding, explosion, severe weather conditions including ice and wind, civil disturbance, acts of the public enemy, strikes or embargoes, action or restraint by court order or Governmental Authority, riot, insurrection, war, labor dispute, natural disaster, pandemic or epidemic, vandalism, terrorism, and sabotage; provided, however, under no circumstances shall the following circumstances or conditions constitute a Force Majeure: any Change in Law addressed in Section XX(B), economic hardship, or change in market conditions affecting the economics of any Party.

“Governmental Authority” means any federal, state, local or municipal governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority, including a court, exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, or any court or governmental tribunal or any other entity with legal authority as to the electric system in the geographic area in which the MDC Farm is located, or their respective successor entities. “Governmental Authority” includes any independent system operator, reliability organization, public utility commission, or quasi-governmental or quasi-regulatory authority having jurisdiction over the Parties, the Facility, or the subject matter of this Agreement, including NERC, ERCOT, PUCT and TRE, or their successor entities. For the avoidance of doubt, “Governmental Authority” excludes GSEC, Briscoe, Customer and Cooperative.

“Group” means, collectively, the Customer Group, GSEC Group and the Cooperative Group, or individually, the Customer Group or the GSEC Group or the Cooperative Group, as the case may be.

“GSEC” means Golden Spread Electric Cooperative, Inc., an electric generation and transmission cooperative providing wholesale electric service to Cooperative on the Service Date.

“GSEC Briscoe PPA” means that certain Wind Power Purchase Agreement entered into by GSEC and Briscoe contemporaneously with this Agreement.

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“GSEC Group” means GSEC and its directors, officers, managers, members, employees, attorneys-in-fact and agents.

“Import Energy” means, for any period during the Term, Energy and Ancillary Services (Ancillary Services as defined by the ERCOT Protocols) purchased from the ERCOT wholesale market through the Delivery Point by GSEC for resale to Cooperative to serve Customer’s Load when the Energy generated by the Facility is insufficient to meet the total combined demand of the Customer’s Load and the Facility, as measured at the Delivery Point.

“Import Energy Charges” means all charges, penalties, fees, or other costs assessed by ERCOT or any other entity under Applicable Law based on the Import Energy for the relevant Settlement Interval, including any resettled or restated amounts.

“Import Energy Fee” means $******/MWh.

“Import Energy Price” means the SPP plus all charges and fees assessed by ERCOT or any other entity under Applicable Law based on the portion of usage metered at the Delivery Point that is attributable to Import Energy for the relevant Settlement Interval, including any resettled or restated amounts.

“Indemnified Losses” means any and all losses, damages, costs, expenses, liabilities, fines, penalties or judgments of whatever kind or character incurred by a Person or Party with respect to a Claim, including reasonable attorneys’ fees, court costs and other reasonable costs and expenses of litigation.

“Indemnitee” has the meaning assigned to such term in Section XVI(A)(i).

“Indemnitor” has the meaning assigned to such term in Section XVI(A)(i). “Interconnection Agreement” means that certain ERCOT Standard Generation

“Interconnection Agreement by and between Briscoe and the Transmission Service Provider (as successor-in-interest to Sharyland Utilities, L.P.) for the Facility, dated as of December 20, 2013, as amended by that certain Amendment No. 1 ERCOT Standard Generation Interconnection Agreement, dated as of October 14, 2014, and as may be amended further from time to time.

“Interest Rate” has the meaning assigned to such term in Section XII(A).

“Market Price Cap” means an SPP of $****/MWh, which may be adjusted by the mutual written agreement of Cooperative, Customer and GSEC.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the ability of such Person to achieve compliance with Applicable Law with respect to transactions made pursuant to this Agreement, or, with respect to Cooperative: (i) a decrease in the net revenue on a per megawatt-hour basis received by Cooperative under this Agreement of $*****/MWh or more; or (ii) an increase in unrecovered net cost for GSEC or Cooperative on a per megawatt-hour basis of $******/MWh or more arising from its performance under this Agreement or the GSEC Briscoe PPA.

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“MDC Farm” has the meaning given in the Recitals hereof.

“MDC Interconnection Facilities” means the electrical delivery facilities to be owned and operated by Customer that are used to deliver power from the Briscoe Interconnection Facilities to the MDC Farm, as further described in Exhibit A.

“MDC Meter” has the meaning set forth in Section IX(B).

“Meter” means the EPS Meter or the MDC Meter, as the case may be.

“MW” means megawatt of alternating current.

“MWh” means megawatt-hour of alternating current.

“NERC” means the North American Electric Reliability Corporation and the applicable regional entities performing functions through delegation agreements with NERC, each an entity charged with developing, monitoring, assessing and enforcing compliance with reliability standards pursuant to Section 215 of the Federal Power Act, and their successors in responsibilities and function.

“NERC Reliability Standard(s)” means a requirement or requirements, approved by the United States Federal Energy Regulatory Commission under Section 215 of the Federal Power Act, or approved or recognized by an applicable Governmental Authority in other jurisdictions, to provide for Reliable Operation of the Bulk-Power System (as such terms are defined by NERC). The term includes requirements for the operation of existing Bulk-Power System facilities, including cybersecurity protection, and the design of planned additions or modifications to such facilities to the extent necessary to provide for Reliable Operation of the Bulk-Power System, but the term does not include any requirement to enlarge such facilities or to construct new transmission capacity or generation capacity.

“Net Energy” means, for any period during the Term, Energy generated by the Facility and delivered to GSEC for resale to Cooperative to serve Customer’s Load, measured in the manner set forth in Exhibit B.

“Net Energy Fee” means $******/MWh.

“Net Energy Security” has the meaning set forth in the Performance Security Agreement.

“Net Metering” has the meaning provided in the Recitals.

“Netting Agreement” has the meaning set forth in Section XII(E).

“Operating Procedure” has the meaning set forth in Section IX(I).

“Performance Security Agreement” has the meaning set forth in Section X.

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“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other form of entity or organization.

“Point of Interconnection” means the location where the Facility is electrically interconnected with the ERCOT Transmission System, as defined in the ERCOT Protocols and the Interconnection Agreement and as specifically described in Exhibit B of the GSEC Briscoe PPA.

“Power Generation Company” means a power generation company as defined in TEX. UTIL. CODE § 31.002(10) and 16 Texas Administrative Code § 25.5(82), in each case as may be amended from time to time.

“Primary Term” has the meaning assigned to such term in Section II(A).

“PUCT” means Public Utility Commission of Texas, and its successor(s) in responsibilities and function.

“RECs” means any credits, credit certificates, green tags, or similar Environmental Attributes or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a Governmental Authority or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with the Facility or electricity produced therefrom (including “Renewable Energy Credits” as defined in 16 Texas Administrative Code § 25.173(c), as it may be amended or recodified from time to time), but excluding Tax credits or benefits.

“Related Agreement” means the GSEC Briscoe PPA, the Performance Security Agreement any Netting Agreement, and any Net Energy Security issued in connection with the Performance Security Agreement.

“Service” means the service contracted for by the Parties pursuant to this Agreement. “Service Date” means the date on which all conditions precedent applicable to the First

Phase as set forth in Section IV and Section IX(A) have been met or waived by both Parties and the MDC Farm is capable of accepting deliveries of Net Energy and Import Energy over the MDC Interconnection Facilities. Such Service Date shall be confirmed to Cooperative by Customer and Briscoe delivering a notice in writing to GSEC and Cooperative indicating that the Service Date under this Agreement and the GSEC Briscoe PPA has occurred. The Service Date is expected to occur on or about March 15, 2023.

“Settlement Interval” means the period of time utilized by ERCOT as the basis for settlement calculations in the Real-Time Energy Market (as defined in the ERCOT Protocols), which as of the Effective Date is fifteen (15) minutes.

“***” means *****Price (as such term is defined in the ERCOT Protocols) for the (as such term is defined in the ERCOT Protocols) where the Service Delivery Point (as such term is defined in the ERCOT Protocols) is located, as published by

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ERCOT, for the ****(as defined in the ERCOT Protocols), currently****.

“*****Net Energy” means all Net Energy measured at the MDC Meter that is not ****Net Energy.

“******Net Energy Price” has the meaning set forth in the GSEC Briscoe PPA.

“Suspension Period” has the meaning set forth in the Performance Security Agreement.

“Taxes” means use, conservation, energy, transmission, utility, gross receipts, privilege, sales, use, excise and other taxes, governmental charges, fees, and assessments, but excluding taxes based on net income or net worth, in each case that are imposed by a Governmental Authority.

“Term” means the Primary Term and any Extension Term, as the case may be.

“Termination Payment” means that payment required to be paid upon termination or rejection of this Agreement as described in Section XX.

“Transmission Service Provider” has the meaning set forth in the ERCOT Protocols. As of the Effective Date, the Transmission Service Provider is Oncor Electric Delivery Company LLC.

“Transmission Use Charge” has the meaning set forth in Section XI(G).

“TRE” means Texas Reliability Entity, Inc., and its successors in responsibilities and function.

“UFLS” means Under-Frequency Load Shed as defined by NERC.

“UFLS Equipment” means equipment necessary to satisfy UFLS Requirements.

“UFLS Requirements” means under-frequency load shedding obligations imposed upon GSEC or Cooperative, pursuant to NERC Standard PRC-006-3 — “Automatic Underfrequency Load Shedding,” PRC-005-6 – “Protection System, Automatic Reclosing, and Sudden Pressure Relaying Maintenance, PRC-008 – “Implementation and Documentation of Underfrequency Load Shedding Equipment Maintenance Program, and Section 2.6.1 of the ERCOT Nodal Operating Guides as those ERCOT requirements and NERC Reliability Standards may be succeeded and/or amended from time to time.

II.	TERM

A. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner in accordance with the terms of this Agreement, the primary term shall continue for five (5) years from the earlier of (i) the date that is one (1) year after the Effective Date or (ii) the Service Date (the “Primary Term”). Following the Primary Term, this Agreement shall continue for five (5) extension terms of one (1) year each (each such term, an “Extension Term”) unless terminated sooner in accordance with the terms of this Agreement or unless terminated by Cooperative or Customer by written notice delivered to the other Party at least sixty (60) days prior to the end of the Primary Term or then-applicable Extension Term, as the case may be.

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B. Customer acknowledges that, on the Service Date, Customer shall begin to incur payment and other obligations associated with Cooperative providing Service.

C. The expiration or termination of this Agreement shall not relieve Customer of its obligation to pay Cooperative for all costs and expenses associated with providing Service or arising under this Agreement.

III.	MEMBERSHIP

During the Term, Customer shall be a member of Cooperative and shall be bound by the provisions of the Articles of Incorporation and Bylaws of Cooperative and by such rules and regulations as may from time to time be adopted by Cooperative; provided that any amendments to such rules and regulations as may from time to time be adopted by Cooperative after the Effective Date may not apply to Customer to the extent they are inconsistent with the terms and conditions of this Agreement during the Term. The Parties shall comply with all rules and regulations of the PUCT, NERC, TRE, and ERCOT pertaining to the Parties hereto.

IV.	CONDITIONS

A. The rights and obligations of the Parties under this Agreement are expressly conditioned upon the satisfaction, or waiver in writing by each Party, of the following conditions to the extent applicable to the First Phase on or before the Conditions Satisfaction Date:

(1) obtaining any necessary approvals from ERCOT and the Transmission Service Provider to connect and Net Meter Customer’s Load associated with the First Phase and the Facility’s Net Energy as contemplated by the GSEC Briscoe PPA and as further set forth in Section IX;

(2) execution of the GSEC Briscoe PPA concurrently with the execution of this Agreement and the satisfaction of all conditions precedent set forth in Article 3 of the GSEC Briscoe PPA;

(3) Customer installing UFLS Equipment sufficient for the Customer’s Load to count toward Cooperative’s and GSEC’s UFLS Requirements in compliance with ERCOT and NERC requirements;

(4) Customer or its Affiliate providing access and permissions needed to allow Cooperative or its designee to achieve Firm Load Shed of Customer’s Load as provided in this Agreement;

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(5) Cooperative or its designee, as applicable, being assured, as a condition precedent and as an ongoing condition throughout the Term, that they can: (i) exclude Customer’s Load from their respective Firm Load Shed obligations, (ii) meet any Firm Load Shed obligation that has arisen due to the demand of the Customer’s Load by curtailing the Customer’s Load, (iii) curtail the Customer’s Load as reasonably necessary to ensure that the Facility is the sole source of Energy for the Customer’s Load during periods that would cause an incremental Firm Load Shed allocation to GSEC or Cooperative, or (iv) implement other changes to ERCOT’s methodology for allocating Firm Load Shed that prevents any allocation caused by the Customer’s Load from being borne by other GSEC or Cooperative customers;

(6) completion of any additional requirements imposed by ERCOT in connection with Cooperative interconnecting or serving Customer’s Load associated with the First Phase, including without limitation any load, reliability, or interconnection study imposed on either Party, or on Briscoe or GSEC, to comply with NERC Reliability Standards FAC-001 and FAC-002, which shall be completed at Customer’s expense;

(7) The MDC Meter being installed and under the Cooperative’s ownership and operation pursuant to the terms of the Operating Procedures and Section IX(B);

(8) Customer granting access rights sufficient to allow the Cooperative and GSEC, as necessary, access to the MDC Meter for purposes of installing, reading, testing, maintaining, repairing, or replacing such MDC Meter pursuant to the terms of an access easement in the form of Exhibit C;

(9) Customer shall have posted the credit support (including without limitation the Import Energy Account, Net Energy Security and the Performance Security as each such term is defined in the Performance Security Agreement) required to be posted by Customer under the Performance Security Agreement; and

(10) Execution of the DCB Consultant Agreement by the DCB Consultant and Customer prior to the initiation of Service.

B. The Parties agree that the assurance required by the Firm Load Shed condition in Section IV(A)(5) may be satisfied by Cooperative requiring that the MDC Farm be served exclusively by Energy generated by the Facility during all periods used by ERCOT to set Firm Load Shed obligations; provided, however, unless GSEC and Cooperative are assured that one of the other options in Section IV(A)(5) can be satisfied, any failure by Customer to meet the foregoing requirement shall reinstate the condition and Cooperative shall have the right to terminate this Agreement without penalty or liability to any Party except as provided in Sections XX and XXX if the condition is not met.

C. If the Service Date has not occurred on or prior to the Conditions Satisfaction Date, Cooperative or Customer may terminate this Agreement without penalty and without any Party incurring any liability under this Agreement whatsoever. Alternatively, in the event that the Service Date has not occurred on or prior to the Conditions Satisfaction Date, the Parties may mutually agree to amend this Agreement.

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V.	TERMS OF SERVICE

A. On the Service Date, Customer forecasts that its peak load for the MDC Farm will initially be the lesser of approximately twenty-five (25) MW or the peak demand approved by ERCOT. Customer thereafter shall provide Cooperative with at least thirty (30) days advance written notice of any changed peak load forecast and the projected date for such increase. Customer shall update such notice as required. Customer’s Load shall not exceed loads studied and approved by ERCOT and Transmission Service Provider pursuant to FAC-001 and FAC-002 to the extent such studies and approvals are required. Customer shall comply with any requirements imposed by ERCOT in connection with Cooperative interconnecting or serving Customer’s Load at the increased levels provided in Customer’s notice, including without limitation any load, reliability, or interconnection study imposed on either Party, or on Briscoe or GSEC, to comply with NERC Reliability Standards FAC-001 and FAC-002, which shall be completed at Customer’s expense.

B. Cooperative agrees to use reasonable diligence to provide Service to Customer at the Delivery Point, pursuant to the terms of this Agreement and any limitations on such Service set forth herein.

C. Commencing on the Service Date, Customer shall receive Service from Cooperative at the Delivery Point and shall pay for such Service in accordance with this Agreement. Customer agrees to purchase all Net Energy delivered at the MDC Meter up to Customer’s Load. To the extent that the Net Energy delivered at the MDC Meter is insufficient to serve Customer’s Load, Customer agrees to purchase Import Energy to serve Customer’s Load. For the avoidance of doubt, the Parties understand that Import Energy will not be purchased by Customer when the price of Import Energy exceeds the Market Price Cap. Service will be at a voltage of approximately **** kV, three-phase, and 60 cycles per second. The Parties agree and acknowledge that the production of the Energy from the Facility is intermittent, that Import Energy may be subject to interruption, and that neither GSEC nor Cooperative is providing a warranty or guarantee of the quantity of Energy to be produced by the Facility for any hourly, daily, monthly, annual or other period or that Import Energy will be free from interruption. For the avoidance of doubt, GSEC shall be permitted to reduce or cease deliveries of Energy from the Facility during (i) any “Force Majeure” declared by Briscoe under the GSEC Briscoe PPA, (ii) scheduled maintenance of the Facility, (iii) Forced Outages, (iv) periods when the MDC Farm is not accepting deliveries of Energy from the Facility, (v) when Import Energy exceeds the Market Price Cap and Customer has not limited Customer’s Load to Energy served from the Facility and (vi) during any Suspension Period.

D. Customer shall be solely responsible for any forecasting and scheduling coordination with Briscoe required to determine when Import Energy will be used to provide Service to Customer. Neither GSEC nor Cooperative shall be responsible for determining whether and when Customer’s Load will be served from the Facility or with Import Energy and whether Energy provided shall be ******Net Energy or *****Net Energy. Customer shall be responsible for paying and satisfying when due any ERCOT costs or charges imposed in connection with the sale, scheduling, and/or delivery of Energy to the Delivery Point, including without limitation any applicable market charges, transmission costs, transmission line losses, registration charges, and any operation and maintenance costs and charges, whether imposed on Customer or Cooperative. If any such charges or costs are imposed on Cooperative or incurred by Cooperative, Customer will promptly pay such charges or costs, or reimburse Cooperative for such costs or charges if paid by Cooperative, upon receipt of an invoice from Cooperative. Each Party also shall provide the other Party with all supporting data for such cost or charge available to the Party. For sake of clarity, the Parties agree that any charges imposed under this Section V(D) shall be net of all costs or charges incurred by GSEC to provide Service to Cooperative for resale to Customer, which Customer agrees will be included in the monthly charge set forth in Section XI.

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E. The Parties agree that Briscoe and/or Customer, and not Cooperative, are responsible for meeting any registration and modeling requirements imposed by ERCOT for Generation Resources, as defined in the ERCOT Protocols, or loads that are Net Metered with a Generation Resource behind an ERCOT meter. All risks of non-compliance under Applicable Law of the interconnection and delivery of Energy from the Facility or from the Delivery Point into the MDC Farm’s private electric distribution system are assumed by Briscoe and Customer. The risk of delivery or non-delivery of Energy from the Facility lies solely with Customer or Briscoe and not Cooperative or GSEC. For the avoidance of doubt, the delivery of Energy from the EPS Meter to the Customer Facilities and any losses between the EPS Meter and the Customer Facilities shall be the responsibility of Customer. Title to, liability for, and risk of loss of Energy delivered hereunder shall be Customer’s upon Cooperative’s delivery to Customer at the Delivery Point.

F. Neither Cooperative nor GSEC shall be responsible for determining whether and when Customer’s Load will be served from the Facility, whether and when the Facility will export Energy to the ERCOT market or sell to GSEC for ultimate resale to Customer and whether Energy provided shall be *******Net Energy or ******Net Energy. Customer further understands and agrees that, subject to the terms of this Agreement, Import Energy shall be purchased when the Facility is not available to serve Customer’s Load and that Customer shall be responsible for such charges and associated fees as set forth herein.

G. After the Service Date, any test energy that is utilized pursuant to this Section V(G) shall be delivered and purchased by the Parties in accordance with the GSEC Briscoe PPA and this Agreement.

H. Any amendment to the Interconnection Agreement affecting the Point of Delivery for or provision of Service shall be subject to approval by Cooperative, not to be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, the Parties agree that it shall be unreasonable for Cooperative to withhold its consent to an amendment to the Interconnection Agreement if such amendment does not adversely affect GSEC’s rights or obligations under the GSEC Briscoe PPA or Cooperative’s rights and obligations under this Agreement.

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VI.	CUSTOMER FACILITIES

A. Except for the MDC Meter, which shall be paid for by Customer but owned and operated by Cooperative, Customer shall provide and be responsible for all electric distribution and other facilities necessary for Customer to receive Service from Cooperative under this Agreement downstream of the EPS Meter (collectively all such facilities owned by Customer, the “Customer Facilities”).

B. If Service provided to Customer causes voltage fluctuations, disturbances, interference, distorted wave forms or deterioration of service to other electric customers served by Cooperative, or to telecommunication facilities services, which can be specifically identified and verified by Cooperative, Cooperative shall have the right to require the installation by Customer of suitable apparatus to correct or limit such fluctuation or disturbance at no cost to Cooperative. If such corrective action is not taken promptly upon request, Cooperative shall have the right to cause reasonable corrective measures to be taken on Customer’s behalf (provided Cooperative shall do so only in accordance with all Applicable Laws), and Customer hereby agrees to pay all documented reasonable and actual costs incurred by Cooperative in connection with such corrective action.

C. Customer shall install, own and maintain UFLS Equipment and Cooperative or Customer, as applicable, shall complete all necessary registrations or other requirements with NERC and ERCOT to include the Customer Facilities in its compliance program for applicable UFLS Requirements. Upon request, Cooperative shall provide registration documentation relating to the Customer Facilities to Customer prior to registering. Customer shall be responsible for owning any UFLS Equipment and complying with all applicable UFLS Requirements. Customer shall test and maintain UFLS Equipment as necessary to meet the UFLS Requirements, and shall provide Cooperative with documentation to demonstrate compliance, including a copy of all testing records associated with UFLS Equipment promptly after the testing occurs. Cooperative shall instruct Customer as to which relay Frequency Threshold (as defined in the ERCOT Nodal Operating Guide) setting Cooperative requires and Customer shall set its relays to that Frequency Threshold setting. Prior to performing maintenance or testing, Customer shall provide prior notice to Cooperative of such maintenance or testing. During maintenance and testing of the UFLS Equipment, Customer’s loads in excess of 100kw must be deenergized, until such time maintenance and testing is concluded and the UFLS Equipment is responding to the required Frequency Threshold setting. In the event Customer repairs, replaces or modifies the UFLS Equipment, Customer shall retest affected UFLS Equipment pursuant to the UFLS Requirements, and shall promptly provide Cooperative with a copy of those testing records. Customer shall provide prior notice to Cooperative of any planned repairs, replacements or modifications of UFLS Equipment. In the event a loss of load occurs due to an under- frequency event, Customer shall not restore load until approved by Cooperative.

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D. Customer shall be solely responsible for ensuring that the Customer Facilities and the MDC Farm are operated and maintained in accordance with industry standards and Applicable Law. In addition, UFLS Equipment and any other Customer equipment or communication that falls under Cooperative’s or GSEC’s NERC program shall comply with all NERC requirements, including without limitation NERC Standard PRC-006-3 — “Automatic Underfrequency Load Shedding,” NERC PRC-005-6 – “Protection System, Automatic Reclosing, and Sudden Pressure Relaying Maintenance, PRC-008 – “Implementation and Documentation of Underfrequency Load Shedding Equipment Maintenance Program”, any Protection System maintenance requirements or other requirements imposed pursuant to NERC or ERCOT Nodal Operating Guides as those ERCOT requirements and the NERC Reliability Standards may be succeeded and/or amended from time to time. Customer shall notify Cooperative without delay of any discovered damage, destruction, or physical threats to the Customer Facilities and, within thirty (30) days, any potential Misoperation (as defined by NERC) of the Customer’s relays that fall under the Cooperative’s NERC program. Additionally, Customer shall comply with all reasonable requests made by the Cooperative to fulfill any NERC, ERCOT, or other reliability requirements. With respect to any relay testing requirements, if Customer uses a third party to perform relay testing, Customer shall obtain Cooperative’s approval of the third party used, such approval not to be unreasonably withheld, delayed, or conditioned.

VII.	RIGHT OF ACCESS

Customer shall provide Cooperative, and GSEC physical access to the MDC Meter, the DCB (as defined in Section IX(E)) and the Customer Facilities for any purpose reasonably related to Cooperative’s rights under this Agreement or compliance with its obligations to third parties, including, without limitation, Governmental Authorities. Customer shall also provide Cooperative and GSEC information about the Delivery Point, the MDC Meter, and the Customer Facilities upon request of Cooperative or GSEC for any purpose reasonably related to Cooperative’s rights under this Agreement or compliance with its obligations to third parties, including, without limitation, Governmental Authorities. Customer shall make reasonable efforts to assist Cooperative and GSEC to access Cooperative’s facilities on Customer’s premises, if any, including reasonable ingress and egress. Duly authorized representatives of Cooperative (including GSEC) shall be permitted to enter Customer’s premises at all reasonable times in order to carry out the provisions hereof; provided that Customer reserves the right to exclude any such representative who fails to observe Applicable Laws, regulations, permits and the reasonable site control policies established by Customer. Customer shall provide reasonable assistance to Cooperative, as needed. Notwithstanding anything herein to the contrary, Customer hereby grants Cooperative and GSEC, and shall obtain from third parties as needed, any and all permissions and authorizations necessary for Cooperative and GSEC to physically access the MDC Meter and associated breakers at any time to perform any action that Cooperative or GSEC, in their sole discretion, deems appropriate to carry out the provisions of this Agreement.

VIII.	COMPLIANCE WITH APPLICABLE LAW

A. Each Party shall perform its obligations under or in connection with this Agreement in a manner consistent with all Applicable Laws. Customer shall ensure its performance of its obligations under or in connection with this Agreement is consistent with all Applicable Laws with respect to the operation of the MDC Farm from any Governmental Authority and shall obtain and maintain all permits necessary for such performance.

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B. Customer shall reimburse Cooperative or GSEC for all costs assessed to Cooperative or GSEC, respectively, by a Governmental Authority relating to provision of Service to the MDC Farm, including but not limited to actual, documented costs for consulting and legal fees.

IX.	METERING AND DISCONNECTING CIRCUIT BREAKER

A. Customer shall be responsible for the costs of any metering and telemetry equipment required by ERCOT, Cooperative, GSEC, or the Transmission Service Provider, as applicable, to facilitate the transactions described in this Agreement. Prior to the Service Date, Customer shall, or shall cause Briscoe to, seek approval from ERCOT and the Transmission Service Provider for any additional approvals needed to allow Net Metering of the First Phase, and thereafter shall obtain such additional approvals as may be required in connection with the Service after the First Phase. The Parties shall cooperate in good faith to obtain any necessary approvals of a new or modified EPS Metering Design at the Delivery Point as necessary to facilitate such Net Metering. If such approval is not obtained prior to the Conditions Satisfaction Date, this Agreement may be terminated by Customer or Cooperative as provided in Section IV.

B. Electric power delivered hereunder shall be measured by (i) the EPS Meter and (ii) a revenue quality meter (“MDC Meter”). The MDC Meter and associated equipment, including current and potential transformers (“Associated Equipment”), shall be located at the MDC Farm at the location shown on Exhibit A. The MDC Meter shall be owned, installed and maintained by Cooperative at Customer’s expense and shall meet specifications acceptable to Cooperative and GSEC. The Associated Equipment shall be installed and maintained by Customer at Customer’s expense and shall meet specifications reasonably acceptable to Cooperative and GSEC. Both the MDC Meter and Associated Equipment shall be installed, operated and maintained by or on behalf of Customer in accordance with Applicable Laws. The Parties acknowledge that the MDC Meter is located at the MDC Farm and will generate readings of all Energy delivered to the MDC Farm. Customer shall grant access rights sufficient to allow Cooperative and GSEC, as necessary, to access the MDC Meter and Associated Equipment for purposes of reading, testing, maintaining, inspecting, repairing or replacing (if appliable) the same. Such access shall be pursuant to the terms of an access easement in the form attached as Exhibit C and shall be executed concurrently with this Agreement. Cooperative, GSEC, or Customer may request and witness a test of the MDC Meter and Associated Equipment during normal working hours at a time mutually acceptable to Customer and Cooperative or GSEC, as applicable.

C. Cooperative and GSEC shall have remote access to retrieve data from the MDC Meter regarding (i) Energy metered on a real time basis, and (ii) Settlement Interval load profile data remotely retrievable via MV-90 software and shall provide such data to Briscoe and to GSEC as reasonably necessary to achieve the purposes of this Agreement and the GSEC Briscoe PPA. Meter data shall include delivered and received Energy for real and reactive power. Customer also shall cause to be provided to Cooperative and GSEC primary and backup remote access to retrieve data on Import Energy delivered from ERCOT at the Delivery Point and Export Energy as measured at the EPS Meter operated by the Transmission Service Provider. Data from the EPS Meter shall include (a) Energy metered on a real time basis, and (b) Settlement Interval load profile data remotely retrievable via MV-90 software. EPS Meter data shall include delivered and received Energy for real and reactive power.

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D. Customer shall be responsible for the costs of any additional metering, communication and telemetry equipment required by ERCOT, Cooperative, GSEC, or the Transmission Service Provider, as applicable, to facilitate the telemetry and settlements described in this Agreement and the GSEC Briscoe PPA. Customer shall provide a B2B virtual private network tunnel using a protocol determined by GSEC for communications that meets GSEC’s security requirements and that will permit GSEC to automate real time telemetry and daily readings of interval data.

E. Customer also shall install, operate and maintain, or cause to be installed, operated and maintained, a Disconnecting Circuit Breaker (“DCB”) between the Briscoe Interconnection Facilities and the MDC Farm that is capable of disconnecting all Service to the MDC Farm (including delivery of both Net Energy and Import Energy). The DCB shall be installed and owned by Customer and shall be reasonably acceptable to Cooperative, GSEC and Briscoe. The DCB shall be installed, operated and maintained by Customer in accordance with Applicable Law, prudent industry practices and manufacturer requirements. The DCB shall be programmed to automatically disconnect the MDC Farm when the SPP for Import Energy meets or exceeds the Market Price Cap and the Customer’s Load exceeds the Net Energy produced by the Facility. Customer shall be responsible for monitoring and operating the DCB so that such disconnect is achieved. Customer, at its sole cost, also shall provide Cooperative, GSEC and Briscoe with a secondary control scheme to disconnect the MDC Farm from the Facility if the foregoing DCB fails to timely disconnect the MDC Farm from the Facility as provided herein. Customer shall provide, or cause to be provided, Cooperative, GSEC with access to the DCB with lockout provisions that can be physically accessed by Cooperative and GSEC at all times and that will permit Cooperative or GSEC to disconnect the Delivery Point from the MDC Farm any time that Import Energy meets or exceeds the Market Price Cap and the Customer’s Load exceeds the Net Energy produced by the Facility, or as provided in the Performance Security Agreement, and to continue disconnection for the entirety of such period of time. Customer shall provide, or cause to be provided, Briscoe with access to the DCB with lockout provisions that can be physically and remotely accessed by Briscoe at all times and that will permit Briscoe to disconnect the Delivery Point from the MDC Farm as provided in the Performance Security Agreement, and to continue disconnection for the entirety of such period of time. Soluna shall not close the DCB until the circumstances giving rise to the right of Cooperative, GSEC or Briscoe, as applicable, to suspend Service or disconnect the Delivery Point from the MDC Farm have been cured. The Parties agree that Cooperative, GSEC or Briscoe shall be permitted to disconnect the MDC Farm under the circumstances set forth herein and that such a disconnect initiated by Cooperative, GSEC or Briscoe, or the failure of Cooperative, GSEC or Briscoe to initiate such a disconnection, shall not impose on Cooperative, GSEC or Briscoe, or any member of the Cooperative Group or GSEC Group any liabilities, obligations or responsibilities, or reduce Customer’s liabilities or responsibilities, under this Agreement. Customer shall be responsible to provide any back up power needed to maintain the MDC Farm facilities during such a period of disconnection. CUSTOMER SHALL INDEMNIFY AND HOLD COOPERATIVE GROUP AND GSEC GROUP HARMLESS FOR ANY AND ALL COSTS, PENALTIES, CHARGES OR OTHER CLAIMS OF ANY KIND INCURRED DUE TO A FAILURE OF THE DCB TO DISCONNECT SERVICE AS PROVIDED HEREIN OR FOR ANY OTHER FAILURE OF THE DCB. Customer shall grant access rights sufficient to allow Cooperative, GSEC and Briscoe, as necessary, to access the DCB for purposes of testing, inspecting and, as necessary, operating the DCB. Access by Cooperative and GSEC shall be pursuant to the terms of an Access Easement in the form attached as Exhibit C, which shall be executed concurrently with this Agreement. Access by Briscoe shall be pursuant to the terms of an Access Easement, which shall be executed concurrently with this Agreement. Cooperative or GSEC shall be permitted to test local control of the DCB when installed and thereafter upon a reasonable request. Tests shall be conducted during normal working hours at a time mutually acceptable to Customer and Cooperative or GSEC, as applicable. At Customer’s expense, Customer agrees to hire a third party (“DCB Consultant”) to program, test and monitor the DCB and to monitor Import Energy prices, with notification to Cooperative and GSEC if the Import Energy price will exceed the Market Price Cap. Cooperative and GSEC shall be express, intended third party beneficiaries of the agreement with the DCB Consultant (“DCB Consultant Agreement”), the terms of which, and any amendment thereto or assignment thereof, shall be subject to the approval of Cooperative and GSEC, such approval not to be unreasonably withheld, conditioned, or delayed. Customer shall pay all fees due under the DCB Consultant Agreement. Cooperative and GSEC shall be permitted to test operation of monitoring and notification under the DCB Consulting Agreement when initiated and thereafter upon a reasonable request.

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F. If any Meter fails to register or is found upon testing to be outside the accuracy standards set forth in the ERCOT Settlement Metering Operating Guide, adjustments shall be made to prior meter readings within the past twelve (12) months from the time the error is discovered or a shorter period corresponding to the time period during which the meter readings were inaccurate if it can be determined when the inaccuracy first occurred, in each case unless Applicable Law or ERCOT Protocols require a different timeframe, and Cooperative shall credit or charge Customer for amounts previously over or under billed after giving effect to such adjustments in the next monthly billing period.

G. Cooperative, Customer, GSEC and Briscoe shall develop mutually agreeable written operating procedures in accordance with this Section IX.G. (“Operating Procedures”). The Operating Procedures shall not modify the terms or conditions of this Agreement or the GSEC Briscoe PPA. The Operating Procedures may include methods of day-to-day communications; metering, programing of devices including programing and operation of the DCB hereunder, telecommunications, and data acquisition procedures; key personnel list for applicable Cooperative, Customer, GSEC and Briscoe personnel; operations and maintenance scheduling and reporting; unit operations log; issues concerning variations in Service frequency fluctuation; and any such other matters as may be mutually agreed upon by the Parties.

X.	PERFORMANCE SECURITY

Performance security shall be provided by Customer pursuant to a separate agreement among the Parties, Briscoe, and GSEC (“Performance Security Agreement”). The requirements of the Performance Security Agreement, as it may be amended from time to time, are incorporated herein by reference and shall be deemed to be part of this Agreement as if set forth herein.

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XI.	MONTHLY AND WEEKLY CHARGES

A. For each monthly, weekly or bi-weekly billing period during the Term, Customer shall promptly make payment to Cooperative the sum of the following for all Service consumed by Customer for the applicable billing period.

B. The Parties agree that appropriate *****logic will be applied with respect to the meter readings recorded by the EPS Meter and the meter readings recorded by the MDC Meter. The ******logic will allow Parties, Briscoe, and GSEC to accurately determine the quantities of Aux Energy supplied to the Facility, *******Net Energy, *******Net Energy and Import Energy supplied to the MDC Farm. An illustration of the ***********logic is set forth in Exhibit B attached hereto.

C. The Parties agree that Briscoe shall determine the quantity of Net Energy in any billing month and which quantities of Net Energy are ********Net Energy and *****Net Energy during the billing month in accordance with Section 7.1 of the GSEC Briscoe PPA and shall invoice GSEC for Net Energy in accordance with Section 7.2 of the GSEC Briscoe PPA. Subject to the adjustment procedure set forth below and Customer’s rights in Sections XII(B) and XII(C), Customer agrees that the quantities of ********Net Energy and ******Net Energy during the billing month set forth in the Briscoe invoice to GSEC are a correct basis for Cooperative’s development of the monthly charge under this Agreement. If Briscoe fails to designate *******Net Energy and *****Net Energy to facilitate timely billing under the terms of this Agreement, Cooperative shall bill Customer based on the assumption that all Net Energy is *****Net Energy and shall provide a true-up to Customer within one month of receiving an accurate accounting of the Net Energy from Briscoe. Cooperative shall also have the right to send subsequent invoices for prior billing periods based upon corrections or other similar adjustments to GSEC’s wholesale power costs for Import Energy (including Import Energy Charges) or Net Energy under the GSEC Briscoe PPA.

D. Customer shall be invoiced on a weekly or bi-weekly basis for Import Energy as provided in Section 2.2(B) of the Performance Security Agreement.

E. Customer’s monthly bill shall be the sum of the following:

i.	Net Energy, as billed to GSEC by Briscoe (comprised of *******Net Energy for the billing month times the Net Energy Price and *****Net Energy for the billing month times the *****Net Energy Price);
ii.	the Net Energy Fee, which shall be applied to all Net Energy;
iii.	Any true up required for Import Energy for the billing month times the Import Energy Price and the Import Energy Fee; and
iv.	Any true up required for Import Energy Charges for all intervals during the billing month.

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F. Upon the agreement of all Parties to this Agreement and the parties to the GSEC Briscoe PPA, payments due under this Agreement, the Performance Security Agreement and the GSEC Briscoe PPA may be netted.

G. During the months of June, July, August and September, Customer’s monthly bill shall also include a “Transmission Use Charge” equal to ****** times the current year’s ERCOT monthly wholesale Transmission Cost of Service charge plus ****%, times Customer’s Import Energy demand during the ERCOT 4CP interval for the applicable billing month, as defined in 16 Texas Administrative Code § 25.192. Each year following the first calendar year after the Service Date, Customer shall calculate a Transmission Use Charge true-up by no later than June

1. The Transmission Use Charge true-up shall reconcile Customer Transmission Use Charges for the prior year to the actual charges incurred for that year based on the MDC Farm’s actual demand during the ERCOT 4CP intervals. The reconciliation amount shall be credited or charged to Customer invoices in equal installments during June, July, August and September.

XII.	INVOICES AND PAYMENT

A. Invoices for sums due hereunder shall be rendered to Customer via email on a monthly, weekly or bi-weekly basis, as provided in Section XI, and promptly after Cooperative’s receipt of an invoice from GSEC for the Service provided hereunder. Invoices shall be rendered within fifteen (15) calendar days of Cooperative’s receipt of its informational copy of Briscoe’s invoice to GSEC for Net Energy for the billing month. All payments drawn from the Import Energy Account (as defined in the Performance Security Agreement) shall offset Import Energy charges from GSEC to Cooperative and from Cooperative to Customer. Invoices may be paid (i) by United States Postal Service priority mail, with delivery confirmation, or by reputable express courier service (e.g, FedEx or UPS) with delivery confirmation in accordance with Section XXV, (ii) in person at the office of the Cooperative, (iii) by electronic funds transfer in accordance with instructions provided and to the account designated by Cooperative or (iv) by another method approved by Cooperative in writing. All invoices rendered hereunder are due when rendered and payable within ten (10) Business Days after the date of issuance as shown on the invoice, and Cooperative must receive such invoice within such period. Customer shall provide GSEC and Briscoe with notice of the date of payment upon payment of each invoice. Any amount that is not paid when due shall bear interest from (and including) the due date to the date of payment (but excluding the date of payment) at a rate equal to two percent (2%) over the per annum rate of interest published in The Wall Street Journal under “Money Rates” as the prime lending rate; provided, however, that in no event shall the applicable interest rate exceed the maximum lawful rate permitted by Applicable Laws (the applicable rate, the “Interest Rate”). If Customer fails to pay the full amount of Cooperative’s invoice for Net Energy within ten (10) Business Days after the date on which Cooperative issued such invoice as shown on the invoice, Cooperative shall draw funds from the Net Energy Security to apply as payment for Net Energy on the next Business Day. Upon failure of Customer to cure the default described in Section XIX(G), Cooperative may discontinue or suspend Service to Customer as further set forth in the Performance Security Agreement or in Section XIX(G). Discontinuance or suspension of Service shall not relieve Customer of any of its obligations under this Agreement. The failure of Customer to pay any remaining amount of Cooperative’s invoice before such payment is past due shall, if not remedied, constitute an Event of Default under this Agreement, subject to the terms of Section XIX herein, and Cooperative shall provide written notice to Customer of Cooperative’s intention to discontinue Service. For avoidance of doubt, to the extent that Briscoe has suspended service to GSEC under the GSEC Briscoe PPA due to Customer’s failure to provide Net Energy Security, Cooperative shall be entitled to suspend Service to Customer under this Agreement.

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B. Any Party may, in good faith, dispute the correctness of any invoice rendered under this Agreement. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, written notice of the objection must be given to the delivering Party stating the basis for the dispute (including all supporting calculations). The Parties will treat such matter as a dispute in accordance with Section XXII. If Customer disputes an invoiced amount, Customer shall nevertheless pay such disputed amount on or before the due date. Upon resolution of the dispute under this Agreement or a dispute under the GSEC Briscoe PPA, any payment required to be refunded to a Party under this Agreement shall be made within thirty (30) days after such resolution. In the event that the Party making the refund is shown to have acted in bad faith with respect to the invoice under dispute, such payment shall be made with interest at the Interest Rate from (and including) the date on which such payment was made up to (but excluding) the date such payment is refunded.

C. If any Party discovers an error in billings or payments under this Agreement due to metering, billing or other errors, or a prior invoice was prepared on an estimated basis, each Party shall be entitled to an adjustment of the amount payable hereunder to reflect such revised price, error discovery, or the availability of actual (as opposed to estimated) invoicing information. If an invoice has been prepared on an estimated basis and the information necessary to prepare such invoice based on an actual basis becomes available or the Parties have agreed to a revised estimate, or an adjustment is required due to a revision, adjustment or re-settlement by ERCOT, the invoicing Party shall make such adjustments and provide a revised invoice with a calculation of the payment necessary to correct the prior invoice and such invoice shall be due and payable in accordance with the terms hereof. A Party that otherwise seeks an adjustment to an invoice as described in this Section XII(C), must provide the other Party with written notice and a description of the desired adjustment. Such notice shall include a calculation of the payment necessary to correct the prior invoice. Such invoice adjustment shall be made in the same manner as provided for other invoice adjustments herein, unless disputed as provided herein. Any invoice that has not been challenged pursuant to this Agreement within thirty-six (36) months of the date it was received by the receiving Party shall be deemed final and not subject to adjustment under this Section XII(C); provided that the Parties shall abide by the deadlines established in the ERCOT Protocols for requesting adjustments to ERCOT invoices. No adjustment shall be made to ****Net Energy and ***** Net Energy charges based on information provided by Briscoe unless a corresponding change is made in Briscoe’s invoice for such Energy to GSEC under the GSEC Briscoe PPA.

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D. Each Party shall have the right during normal business hours to examine the relevant books, records and charts of the other Party to the extent reasonably necessary to verify the accuracy of any statement, payment, calculation or determination made pursuant to the provisions of any section hereof. If any such examination shall reveal, or if either Party shall otherwise discover, any error in its own or the other Party’s statements, payment, calculation or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter and in no event more than thirty-six (36) months after an invoice was first delivered to a Party. Invoices and payments will be subject to collection as may be appropriate as the result of reviews or audits made for the purpose of verification, as provided for in Cooperative’s tariff.

E. Upon the written agreement of the Parties, GSEC, and Briscoe, payments due under this Agreement, the Performance Security Agreement and the GSEC Briscoe PPA may be netted. The terms of such netting if agreed by all such Parties may be governed by a netting agreement among the respective parties (“Netting Agreement”).

XIII.	TAXES

Customer shall be responsible for all existing and any new Taxes imposed or levied by any Governmental Authority on the Energy sold and delivered hereunder before, upon and after delivery to the Delivery Point, regardless of whether they are imposed on Customer or Cooperative. For sake of clarity, the Taxes subject to this Section XIII do not include Taxes imposed on net income (e.g., federal income tax) or on margins (e.g., Texas franchise tax), which shall be the responsibility of the Party earning such income.

XIV.	RESALE

Customer understands and agrees that the electric Service provided under this Agreement shall only be used to serve the Customer’s Load and not be resold by Customer at retail to any third parties. Customer may use power and Energy purchased under this Agreement only to serve the Customer’s Load on Customer’s side of the Delivery Point.

XV.	FORCE MAJEURE

If either Party is rendered unable by Force Majeure to carry out, in whole or in part, its obligations under this Agreement, and if such Party gives notice and reasonable description of the event of Force Majeure to the other Party as soon as reasonably practicable after the occurrence of such event, then during the pendency of such event of Force Majeure, but for no longer period, the obligations of the affected Party (other than the obligation to make payments hereunder when due) shall be suspended to the extent performance is prevented. The affected Party shall take all reasonable steps to remedy the cause of the Force Majeure with all reasonable dispatch. In no event will any Force Majeure event extend this Agreement beyond the Term. If an event of Force Majeure continues for more than three hundred and sixty-five (365) consecutive days, then the Party not declaring Force Majeure may terminate this Agreement by notice to the other Party setting out the termination date, provided that the Force Majeure event is continuing at the time such notice is received. Upon such termination, neither Party shall have any further obligation nor liability to the other Party except as provided in Section XXX hereof.

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XVI.	INDEMNIFICATION, LIMITATION OF LIABILITY, AND DISCLAIMER OF WARRANTIES

A.	INDEMNIFICATION.

i.	CUSTOMER (“INDEMNITOR”) SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS COOPERATIVE AND GSEC AND ANY MEMBER OF ITS RESPECTIVE GROUP (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS AND INDEMNIFIED LOSSES OF ANY NATURE WHATSOEVER, INCLUDING THOSE BASED ON NEGLIGENCE OF THE INDEMNITEE, WHETHER GROUNDLESS, FALSE, FRAUDULENT OR OTHERWISE AND WHETHER SUCH CLAIMS OR ACTIONS ARE FILED PRIOR TO OR AFTER THE TERMINATION OF THIS AGREEMENT, FOR INJURIES TO ONE OR MORE PERSONS INCLUDING DEATH RESULTING THEREFROM, AND DAMAGE TO PROPERTY IN ANY MANNER, ARISING DIRECTLY OR INDIRECTLY, FROM ELECTRICITY OR ELECTRIC FACILITIES, OCCURRING ON INDEMNITOR’S SIDE OF THE DELIVERY POINT, EXCEPT TO THE EXTENT THAT SUCH INJ URIES OR DAMAGES HAVE BEEN CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE.

ii.	CUSTOMER SHALL ALSO INDEMNIFY AND HOLD HARMLESS COOPERATIVE AND GSEC AND THEIR RESPECTIVE GROUPS FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS AND THIRD PARTY INDEMNIFIED LOSSES OF ANY NATURE WHATSOEVER, WHETHER GROUNDLESS, FALSE, FRAUDULENT OR OTHERWISE AND WHETHER SUCH CLAIMS OR ACTIONS ARE FILED PRIOR TO OR AFTER THE TERMINATION OF THIS AGREEMENT, INCLUDING CLAIMS BASED ON THE NEGLIGENCE OF THE INDEMNIFIED PARTY, ARISING FROM OR IN CONNECTION WITH: (I) COOPERATIVE’S DELIVERY AND SALE OF ENERGY TO CUSTOMER, (II) CUSTOMER’S RECEIPT OR PURCHASE OF ENERGY FROM COOPERATIVE, (III) CUSTOMER’S OR ITS AFFILIATES’ OPERATIONS ON ITS SIDE OF THE DELIVERY POINT(IV) COOPERATIVE’S OR GSEC’S OR GSEC’S DESIGNEE’S DISCONNECT OF THE MDC FARM; AND/OR (V) ANY CO- OWNERSHIP OF THE MDC FARM OR THE FACILITY OR FINANCING RELATED TO THE MDC FARM OR THE FACILITY INCLUDING ANY CLAIMS BROUGHT BY AN OWNER OF THE MDC FARM OR THE FACILITY (OTHER THAN CUSTOMER OR BRISCOE) OR A FINANCE ENTITY OF CUSTOMER OR BRISCOE OR ANY SUCH OTHER OWNER OR THEIR RESPECTIVE AFFILIATES (ALL SUCH ENTITIES ARE THIRD PARTIES FOR PURPOSES OF THIS INDEMNIFICATION). FOR THE AVOIDANCE OF DOUBT, A GOVERNMENTAL AUTHORITY IS A THIRD PARTY.

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iii.	THE INDEMNITOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH INDEMNITEE FROM THE INDEMNITOR’S FAILURE TO COMPLY WITH ANY APPLICABLE LAWS.

B. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE GROUP HERETO BE LIABLE TO THE OTHER PARTY OR ITS RESPECTIVE GROUP FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS), HOWEVER CAUSED AND BASED ON WHATEVER THEORY OF LIABILITY, WHETHER TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEPT (I) TO THE EXTENT COVERED BY AN INDEMNITY HEREUNDER WITH RESPECT TO ANY CLAIMS OF THIRD PARTIES FOR WHICH IT IS REQUIRED TO INDEMNIFY THE OTHER PARTY AND ITS RESPECTIVE GROUP, WHICH THIRD-PARTY CLAIMS MAY INCLUDE CLAIMS FOR SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (OTHER THAN CLAIMS BETWEEN OR AMONG COOPERATIVE, GSEC OR THEIR RESPECTIVE AFFILIATES OR FINANCE ENTITIES) OR (II) FOR PENALTIES FOR WHICH IT IS REQUIRED TO INDEMNIFY THE OTHER PARTY AND ITS RESPECTIVE GROUP OR FINES IMPOSED BY A GOVERNMENTAL AUTHORITY, EVEN IF SUCH DAMAGES CLAIMED, PENALTIES OR FINES ARE SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

C. LIMITATION ON COOPERATIVE AND GSEC LIABILITY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, COOPERATIVE AND GSEC SHALL HAVE NO LIABILITY, INCLUDING FOR THEIR NEGLIGENCE, RELATED TO (I) THE OPERATION OF OR COMPLIANCE WITH APPLICABLE LAWS, REGULATIONS, AUTHORIZATIONS OR PERMITS OF THE MDC FARM, BRISCOE FACILITY OR THE CUSTOMER FACILITIES; (II) THE DELIVERY POINT’S OR MDC FARM’S INABILITY TO ACCEPT ENERGY; (III) THE DETERMINATION OF WHETHER AND WHEN CUSTOMER’S LOAD WILL BE SERVED FROM THE FACILITY OR WITH IMPORT ENERGY, WHETHER ENERGY PROVIDED SHALL BE *****NET ENERGY OR ****NET ENERGY; (IV) THE ACTIVATION OR FAILURE TO ACTIVATE THE DCB OR

(V) CLAIMS BROUGHT BY ANY OWNER OF THE MDC FARM OR FACILITY OTHER THAN CUSTOMER OR BRISCOE, CLAIMS BROUGHT BY CUSTOMER’S OR BRISCOE’S FINANCE ENTITIES, AND CLAIMS BROUGHT BY ANY FINANCE ENTITIES OF OTHER OWNERS OF THE MDC FARM OR FACILITY, AND IN EACH CASE THEIR RESPECTIVE AFFILIATES.

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D. DISCLAIMER OF WARRANTIES. COOPERATIVE AND GSEC MAKE NO WARRANTIES WHATSOEVER WITH REGARD TO THE PROVISION OF ELECTRIC SERVICE AND DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NOTWITHSTANDING ANY COURSE OF PERFORMANCE OR USAGE OR TRADE, OR LACK THEREOF, THAT MAY BE INCONSISTENT WITH THIS DISCLAIMER.

E. Indemnity Procedure. The Indemnitee (including GSEC and the GSEC Group, as applicable) shall reasonably promptly after the receipt of notice of any Claims against such Indemnitee with respect to which indemnification may be sought pursuant to this Agreement, notify the Indemnitor in writing thereof; provided that the failure of the Indemnitee reasonably promptly to provide any such notice shall only reduce the liability of the Indemnitor by the amount of any damages attributable to the failure of the Indemnitee to give such notice in such manner. The Indemnitor shall control the settlement of all Claims over which it has assumed the defense; provided, however, that Indemnitor shall not conclude any settlement which requires any action or forbearance from action by, concedes any liability by, or compromises future claims of the Indemnitee or any of its Affiliates without the prior approval of the Indemnitee (which shall not be unreasonably withheld). The Indemnitee shall provide reasonable assistance to the Indemnitor when the Indemnitor so requests, at the Indemnitor’s expense, in connection with such Claim. In all cases, the Indemnitee shall have the right to participate in and be represented by counsel of its own choice and at its own expense in any such Claim or with respect to any Claim.

F. Indemnity Payment. In the event that either Party is required to be indemnified by the Indemnitor, the Indemnitor shall promptly pay the Indemnitee any amounts due and owing by Indemnitor. The amount owing to the Indemnitee shall be the amount of such Indemnitee’s actual loss or expense net of any insurance proceeds. If there should be a dispute between Indemnitee and Indemnitor as to the amount or manner of determination of any indemnity obligation, the Indemnitor shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon resolution of the dispute, if additional payment is due, it shall be paid with interest at the Interest Rate, which shall be applied to the unpaid amount for the period following (and including) the original due date to (but excluding) the date such amount is paid. In the event that Indemnitee recovers from a third party all or any portion of an amount of its loss or expense that was paid by the Indemnitor, the Indemnitee shall refund Indemnitor the recovered amount, including any recovered interest.

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XVII.	FINES AND PENALTIES

IF FINES, ASSESSMENTS, PENALTIES, CHARGES, LEGAL COSTS AND/OR ATTORNEY’S FEES ARE ASSESSED AGAINST COOPERATIVE OR GSEC BY ANY ENTITY DUE TO NONCOMPLIANCE BY CUSTOMER, CUSTOMER’S AFFILIATES, THE CUSTOMER’S FACILITIES, OR OTHERWISE DUE TO THE ARRANGEMENTS CONTEMPLATED HEREIN, WITH ANY LEGAL, REGULATORY, OR TARIFF REQUIREMENTS APPLICABLE TO CUSTOMER, CUSTOMER’S AFFILIATES, THE CUSTOMER’S FACILITIES, OR THIS AGREEMENT OR ANY CONTRACT TO WHICH CUSTOMER IS A PARTY, INCLUDING WITHOUT LIMITATION ANY TRANSMISSION CHARGES, FINES OR PENALTIES IMPOSED BY NERC, ERCOT OR ANY OTHER GOVERNMENTAL AUTHORITY, AND TO THE EXTENT EACH OF THE FOREGOING IS NOT THE FAULT OF COOPERATIVE OR GSEC, CUSTOMER SHALL INDEMNIFY AND HOLD HARMLESS COOPERATIVE AND GSEC AGAINST ANY AND ALL COSTS, LOSSES, LIABILITIES, DAMAGES AND CLAIMS SUFFERED OR INCURRED BY COOPERATIVE OR GSEC AS A RESULT, INCLUDING WITHOUT LIMITATION, COOPERATIVE’S AND GSEC’S REASONABLE AND DOCUMENTED ATTORNEY’S FEES.

XVIII.	REPRESENTATIONS AND WARRANTIES

A.	Cooperative hereby represents and warrants to Customer as follows:

(1) Cooperative is a cooperative corporation duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to conduct its business as it is now being conducted.

(2) Cooperative has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction as contemplated hereby. The execution and delivery by Cooperative of this Agreement, and the performance by Cooperative of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of Cooperative, no other corporate action on the part of Cooperative or its board of directors or members being necessary.

(3) This Agreement has been duly and validly executed and delivered by Cooperative and constitutes the legal, valid and binding obligation of Cooperative enforceable against Cooperative in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other applicable laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(4) There is not pending or, to its knowledge, threatened against it any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement.

(5) No Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(6) As of the Effective Date, Cooperative does not reasonably expect that its provision of Service to Customer hereunder would require Cooperative to change its current registration in any way which would result in a Material Adverse Effect on Cooperative, including, but not limited to, Cooperative’s current ERCOT registration as an LSE or other registration.

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(7) As of the Effective Date, Cooperative does not reasonably expect that this Agreement or Cooperative’s Service provided hereunder would cause it to lose its tax-exempt status under Section 501(c)(12) of the United States Internal Revenue Code, 26 U.S.C. § 501.

B.	Customer hereby represents and warrants to Cooperative as follows:

(1) Customer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite company power and authority to conduct its business as it is now being conducted.

(2) Customer has all requisite company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Customer of this Agreement, and the performance by Customer of its obligations hereunder, have been duly and validly authorized by all necessary company action on the part of Customer, no other action on the part of Customer or its members being necessary. Customer specifically warrants that it or its Affiliate(s) control the MDC Farm and it has the authority to cause such Affiliate(s) to abide by the terms of this Agreement.

(3) This Agreement has been duly and validly executed and delivered by Customer and constitutes the legal, valid and binding obligation of Customer enforceable against Customer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other applicable laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(4) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement.

(5) No Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(6) For the duration of the Term, Customer shall ensure that the MDC Farm complies with all applicable ERCOT Protocols (including Protocol 10.3.2.3 as amended by Nodal Protocol Revision Request 945) related to the permissible netting of generation and load at ERCOT meters.

(7) For the duration of the Term, Customer, and any entity holding or that will hold an interconnection agreement or land lease in connection with the MDC Farm, are not companies (as defined below): (i) owned by, or where the majority of stock or other ownership interest of the company is held or controlled by: (a) individuals who are citizens of China, Iran, North Korea, Russia, or a designated country; or (b) a company or other entity, including a governmental entity, that is owned or controlled by citizens of or is directly controlled by the government of China, Iran, North Korea, Russia, or a designated country; or (iii) headquartered in China, Iran, North Korea, Russia, or a designated country under the Lone Star Infrastructure Protection Act, TEX. BUS. & COM. CODE § 113.003. For purposes of this representation and warranty, “companies” means a sole proprietorship, organization, association, corporation, partnership, joint venture, limited partnership, limited liability partnership, or limited liability company, including a wholly owned subsidiary, majority-owned subsidiary, parent company, or Affiliate of those entities or business associations, that exists to make a profit.

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(8) Customer acknowledges that for the duration of the Term Customer is and shall be a retail customer of Cooperative as defined by TEX. UTIL. CODE § 31.002(16) and 16 Texas Administrative Code § 25.5 (113). For the duration of the Term, Customer represents and warrants that (i) it will not provide or receive compensation from Briscoe to produce, generate, transmit, distribute, sell, or furnish electricity from the Facility to any retail customer within the service territory of an electric cooperative that is a member of GSEC and that has not opted-in to retail competition pursuant to Chapter 41 of the Texas Utilities Code and (ii) it shall not be an electric utility as defined by TEX. UTIL. CODE § 31.002(6) as a result of any transaction identified in this Agreement. Nothing in this Section XVIII(B)(8) is intended to preclude Briscoe from providing or receiving compensation from Customer for services other than producing, generating, transmitting, distributing, selling, or furnishing electricity from the Facility to Customer in a manner that would violate Applicable Law or from engaging in sales as a Power Generation Company including sales to GSEC for resale to Cooperative for service to Customer. Without limiting the foregoing, Cooperative acknowledges and agrees that, to the extent permissible by law, Briscoe may receive compensation from Customer for or in connection with any work which may be performed by Briscoe or its personnel at the Facility’s substation related to the construction, maintenance and decommissioning of the MDC Interconnection Facilities and MDC Farm for Customer’s self-use.

XIX.	BREACH/DISCONTINUANCE OF SERVICE

Upon the occurrence of, and during the continuation of, an Event of Default, the non- defaulting Party shall have the right, in its sole discretion, to terminate this Agreement by notice to the other Party designating the date of termination in accordance with the provisions of this Section XIX below; provided that, any delay in providing such written notice shall not waive any Event of Default or any right or remedy provided by Applicable Law. In addition to the right of termination and without regard to whether the non-defaulting Party elects to terminate the Agreement, all remedies at law and in equity shall be available to the non-defaulting Party, subject to the limitations on liability set forth in this Agreement.

Each of the following occurrences shall constitute an “Event of Default” hereunder:

A. Failure by a Party to make any payment required hereunder when due if, after notice from the other Party, such failure is not remedied within ten (10) days after receipt of such notice from the other Party;

B. Failure by a Party to perform any other material obligation hereunder if, after notice from the other Party, such failure is not remedied within thirty (30) days after receipt of such notice from the other Party;

C.	A Party is Bankrupt;

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D.	Reserved.

E. A Party’s material and uncured breach of one of its representations and warranties contained in this Agreement, except those in Sections XVIII(B)(7) or (8), which are specifically addressed in Section XIX(F);

F. Customer’s representation and warranties contained in Sections XVIII(B)(7) or (8) prove to no longer be correct during the Term with respect to Customer or Customer’s assignee as permitted by this Agreement;

G. Customer’s failure to provide a cash deposit or letter of credit required to be provided by Customer pursuant to the Performance Security Agreement or other breach of the Performance Security Agreement referenced in Section X if, after notice from Cooperative or GSEC, such failure is not remedied within five (5) Business Days after receipt of such notice from the other Party, provided that upon the occurrence of, and during the continuation of such failure Cooperative shall have the right in its sole discretion to interrupt and/or suspend Service, including by activation of the DCB; or

H.	Termination of the Performance Security Agreement.

XX.	TERMINATION

This Agreement may be terminated in the sole discretion of the non-defaulting Party as follows:

A. Upon the occurrence of an Event of Default or otherwise consistent with the provisions in Sections XX or XIX of this Agreement.

B. If, after the Service Date, (i) GSEC’s continued receipt of service from Briscoe, GSEC’s continued sale to Cooperative for resale to Customer, or Cooperative’s continued service to Customer would have a Material Adverse Effect on Cooperative, (ii) a Change in Law occurs that renders administration of or performance by a Party, Briscoe, or GSEC under this Agreement or the GSEC Briscoe PPA illegal or impossible, (iii) a Change in Law occurs that materially increases Cooperative’s, GSEC’s, Customer’s or Briscoe’s costs to perform under this Agreement or the GSEC Briscoe PPA, (iv) a Change in Law occurs that would cause Briscoe, if it continued to perform under the GSEC Briscoe PPA, to be subject to regulation as a “public utility”, as such term is defined in the Public Utility Regulatory Act, or to lose its status as an “exempt wholesale generator,” as such term is defined in section 1262(6) of the Public Utility Holding Company Act of 2005, and the regulations of the Federal Energy Regulatory Commission thereunder, or (v) a Change in Law occurs that reduces the quantity of RECs associated with Net Energy consumed by the MDC Farm or otherwise adversely affects Briscoe’s ability to qualify for RECs associated with any portion of the Net Energy consumed by the MDC Farm, the Parties shall work in good faith for a sixty (60) day period following receipt of notice of such circumstances from the affected Person(s) to resolve the factors that caused such circumstances. If such circumstances may be overcome by reconfiguring or otherwise changing any characteristics of the Facility, the MDC Farm, the EPS Meter, the Briscoe Interconnection Facilities, the MDC Interconnection Facilities, the Delivery Point, and/or the MDC Meter, or by amending this Agreement, the Performance Security Agreement, any Netting Agreement, or the GSEC Briscoe PPA in a manner acceptable to each of GSEC, Briscoe, Customer, and Cooperative, the Parties shall work together in good faith to determine whether it is commercially reasonable to make such changes, and if so, to effect such changes. If, upon the conclusion of such sixty (60) day period, the Parties, GSEC, and Briscoe have been unable to reach a mutually acceptable agreement to address such circumstances, either Party may terminate this Agreement without liability to either Party, except those liabilities that arose prior to termination. During such sixty (60) day period, Cooperative shall not be required to continue performance under this Agreement if (a) performance has been suspended under the GSEC Briscoe PPA, or (b) such performance results in increased liability or unrecovered cost or noncompliance with Applicable Laws. Such suspension may be accomplished by activation of the DCB and shall be a Suspension Period.

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C. Notwithstanding the foregoing, if, notwithstanding such suspension of performance under this Agreement, Cooperative will experience increased liability or unrecovered costs or noncompliance with Applicable Laws, Cooperative may terminate this Agreement without liability upon thirty (30) days’ notice to Customer if such increased liability or unrecovered costs or noncompliance with Applicable Laws cannot be overcome within such thirty (30) day period by the measures set forth in clause (B) above. Cooperative shall notify Customer at the address provided in Section XXV or otherwise specified in accordance with Section XXV if GSEC or Cooperative intends to suspend performance pursuant to this Section XX(C) or the corresponding provision in the GSEC Briscoe PPA.

D. By Cooperative immediately with written notice to Customer if: (i) ERCOT, the PUCT or another RTO requests or requires Cooperative to change its current registration which results in a Material Adverse Effect on Cooperative, including but not limited to a change in Cooperative’s current ERCOT registration as an LSE or other registration, in order to provide Service hereunder, whether through an interpretation of existing Applicable Law or Change in Law; or (ii) a change in this Agreement or a change to Cooperative’s Service provided hereunder would cause it to lose its tax-exempt status under Section 501(c)(12) of the United States Internal Revenue Code, 26 U.S.C. § 501.

E.	Reserved.

F. By either Party with written notice to the other Party, if the Service Date has not commenced on or prior to the Conditions Satisfaction Date;

G. By either Party with written notice to the other Party, if the conditions precedent set forth in Sections IV or IX(A) have not been met as provided therein on or prior to the Conditions Satisfaction Date; and

H. This Agreement may be terminated in the sole and absolute discretion of Cooperative upon written notice to Customer upon termination of the GSEC Briscoe PPA or the Performance Security Agreement.

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I. This Agreement shall terminate following written notice to Cooperative upon termination of the Customer Ground Lease. Customer shall provide Cooperative with prompt notice of any termination of the Customer Ground Lease.

At such time as this Agreement terminates or expires, Customer shall pay to Cooperative a “Termination Payment” in an amount equal to any amounts due to Cooperative under this Agreement, including but not limited to outstanding charges for Service provided up to and including the termination date, amounts that accrued based on transactions during the period prior to termination and that are due after termination and any amounts due to Cooperative under the indemnity provisions of this Agreement. Cooperative may draw on the Performance Security (as defined in the Performance Security Agreement) or the cash deposit amount, as described in the Performance Security Agreement, towards the Termination Payment. Cooperative may draw on Net Energy Security for payment of Net Energy, as provided herein and in the Performance Security Agreement. This Termination Payment shall apply in all circumstances, irrespective of the reason the Agreement is terminated, the Party that seeks termination, or whether the termination results from the expiration of the original Term. This Termination Payment shall also apply in the context of any rejection of the Agreement under the Bankruptcy Code.

XXI.	CONFIDENTIALITY

A. Except as provided in this Section XXI, the Parties shall not publish, disclose, or otherwise divulge Confidential Information to any Person at any time during or after the Term, without the other Party’s prior express written consent. Except as may otherwise be required by Applicable Laws (but subject to the remainder of this Section XXI), no press release or other similar public announcement or publication in any media concerning this Agreement or the subject matter of this Agreement may be made by a Party without the consent of the other Party.

B. A receiving Party may use and disclose Confidential Information where required to do so in litigation, administrative, regulatory or other legal proceedings or otherwise by Applicable Laws, but shall promptly provide notice to the providing Party prior to disclosure, to the extent legally permitted, and afford the providing Party an opportunity to seek a protective order or other relief to prevent or limit disclosure of the Confidential Information. In such event, the receiving Party shall reasonably cooperate in connection with the providing Party’s efforts to obtain such protective order or other relief. Further, each Party shall use all reasonable efforts to maintain the confidentiality of the Confidential Information in any litigation or administrative or regulatory proceeding or in any other instance where disclosure is required by Applicable Laws.

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C. Notwithstanding anything to the contrary herein, each Party may provide any Confidential Information: (i) to the Transmission Service Provider, ERCOT, any other Governmental Authority or any other Person (including subcontractors, consultants, accountants, financial advisors, experts, legal counsel and other professional advisors to the Parties) as required for scheduling, settlement and billing or otherwise to perform under or administer this Agreement; (ii) Affiliates and lessors, owners of and potential bidders and bidders for, and potential purchasers and purchasers of, direct or indirect interests in the Facility or the MDC Farm, as the case may be (including direct or indirect interests in the equity interests of Briscoe or Customer, as the case may be); (iii) to any credit rating agency that has issued a credit rating for Cooperative, GSEC or Briscoe or any of its Affiliates or Customer or any of its Affiliates; (iv) in the case of Cooperative, to GSEC; and (v) in the case of both Parties, Briscoe. Each Party shall cause its personnel and all Persons to whom it discloses the Confidential Information to treat it confidentially and to not disclose it to any other Person in any manner whatsoever. The obligation to provide confidential treatment to Confidential Information shall not be affected by the inadvertent disclosure of Confidential Information by any Party.

D. Obligations under this Section XXI shall survive for a period of one (1) year following the termination or expiration of this Agreement, but in no event to exceed any applicable statutes of limitation.

XXII.	DISPUTES

A. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the Parties shall make good faith efforts to resolve the dispute within ten (10) Business Days following the delivered date of a written notice of the Dispute by a Party. If the Parties are unable to resolve the dispute within this timeframe, it shall be referred to officers for the Parties, who shall negotiate and attempt in good faith to resolve the dispute. If the Parties have not resolved the dispute within thirty (30) days after the dispute was referred to officers of the Parties, or such longer period as the Parties may mutually agree is necessary to achieve resolution of the dispute, such Party may then seek any and all available legal and equitable remedies in a court of competent jurisdiction, but nothing herein shall limit a Party’s right to initiate litigation prior to the expiration of the time periods set forth herein, if application of statutes of limitations would prevent a Party from filing a lawsuit within the time permitted by Applicable Law for filing lawsuits, or as necessary to seek injunctive relief.

B. If multiple Disputes arise under this Agreement or any Related Agreement and no Party has initiated litigation with respect to any then-active Dispute, the Parties shall work in good faith to consolidate into a single Dispute all then-active Disputes for the purposes of resolving the Disputes together in accordance with the process outlined in Section XXII(A). If multiple suits have been instituted under this Agreement or any Related Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations under this Agreement and the Related Agreements, then any Party may request that all such proceedings be consolidated into a single proceeding. Such request to consolidate litigation shall be directed to a court, judge, or other decisionmaker overseeing the litigation. The parties agree that nothing in this Agreement is (i) intended to limit any rights to consolidation that state or federal procedural rules may provide or (ii) intended to foreclose such consolidation. Notwithstanding the foregoing, the Parties reserve the right to oppose consolidation where such consolidation would result in material increased costs or delay in the resolution of particular suits.

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XXIII.	FORWARD CONTRACT AND MASTER NETTING AGREEMENT

A. Each Party acknowledges and agrees that (i) the transaction(s) contemplated herein constitute “forward contracts” within the meaning of the Bankruptcy Code; (ii) this Agreement constitutes a “master netting agreement” within the meaning of the Bankruptcy Code; (iii) each Party is a “financial participant” within the meaning of the Bankruptcy Code; (iv) all payments made or to be made by one party to the other Party pursuant to this Agreement constitute “settlement payments” within the meaning of the Bankruptcy Code; and (v) this Section XXIII entitles each Party the contractual right to “cause the liquidation, termination, or acceleration” of the transactions contemplated herein within the meaning of Bankruptcy Code Sections 556, 560 and 561.

B. Each Party acknowledges and agrees that, upon a Party becoming Bankrupt, the other Party shall be entitled to exercise its rights and remedies under this Agreement in accordance with the safe harbor provisions of the Bankruptcy Code set forth in, inter alia, Sections 362(b)(6), 362(b)(17), 362(b)(27), 546(e), 548(d)(2), 556, 560 and 561 thereof.

C. Each Party acknowledges and agrees that, for purposes of this Agreement, the other Party is not a “utility” as such term is used in Section 366 of the Bankruptcy Code, and each Party agrees to waive and not to assert the applicability of the provisions of Section 366 of the Bankruptcy Code in any bankruptcy proceeding wherein such Party is a debtor. In any such proceeding, each Party further agrees to waive the right to assert that the other Party is a provider of last resort.

D. Each Party covenants that it shall not dispute its status as a “forward contract merchant” for purposes of this Agreement within the meaning of the Bankruptcy Code.

XXIV.	ASSIGNMENT

This Agreement shall not be assigned by either Party without prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment by Customer shall not be effective until the assignee assumes in writing all obligations of this Agreement, including without limitation Section X of this Agreement and all obligations in the Performance Security Agreement.

XXV.	NOTICE

Any notice required or authorized to be given hereunder or any other communications between the Parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be delivered ( i ) personally, (ii) by reputable express courier service, or (iii) by email, addressed to the relevant Party at the addressor email (as the case may be) stated below (as such number or address may be changed in accordance with this Section XXV). Any notice so given personally, by express courier service, or by email shall be deemed to have been given when actually received by the recipient. The Parties’ addresses for service and other contact information are:

If to Cooperative:	Lighthouse Electric Cooperative, Inc.
P.O. Box 600
Floydada, TX 79235 Attn: General Manager
Email: ******

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With a copy to:	McLaren Law Firm, PLLC
2708 82nd Street
Lubbock, Texas 79423
Attn: ******
E-mail: ***********

And an additional copy to:	Golden Spread Electric Cooperative, Inc.
905 South Fillmore, Suite 300
Amarillo, Texas 79101-3541
Attn: President and Chief Executive Officer
Email: ****

With a copy to:	Golden Spread Electric Cooperative, Inc.
905 South Fillmore, Suite 300
Amarillo, Texas 79101-3541
Attn: Chief Legal Officer and General Counsel
Email: ****

If to Customer:	Soluna DV Services LLC Soluna Computing, Inc.
325 Washington Ave. Extension Albany, NY 12205
Attn: Chief Operating Officer
Email: ***

Notice to a copy party shall not be required for such notice to be deemed received pursuant to the above. The above-listed names, titles and addresses of either Party may be changed by written notification to the other Party in accordance with this Section XXV.

XXVI.	ENTIRE AGREEMENT

This Agreement, the Performance Security Agreement and any Netting Agreement entered into pursuant to the terms of this Agreement and that certain DCB Consultant Agreement entered into on or after the Effective Date constitute the entire agreement between the Parties respecting the subject matter hereof and supersede any prior or contemporaneous agreements or representations of Cooperative and Customer regarding the same subject matter. Neither Cooperative nor Customer, nor either of their respective agents and employees, have made any representations, promises, or made any inducements, written and verbal, which are not contained herein. Each of Customer and Cooperative agrees that it is not relying on any statement not herein contained. This Agreement may be modified at any time by mutual written agreement by the Parties hereto. If any provision of this Agreement is determined to be void, unenforceable, or in violation of law, such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall continue to be binding on the Parties and shall be enforced to the fullest extent possible, in a manner consistent with the original intent of the Parties.

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XXVII.	WAIVER

No waiver, expressed or implied, to any breach of any one or more of the covenants or agreements hereof shall be deemed to be a waiver of any subsequent breach.

XXVIII.	THIRD PARTY BENEFICIARIES

No provisions of this Agreement are intended to, and shall not, create any rights in or confer any benefits upon any person other than the Parties hereto, except for GSEC’s rights under Sections IV, V, VI(D), VII, VIII(B), IX, X, XI(C), XII(A), XII(C), XVI, XVII, XIX(G), XX(B) XXI, XXVIII and XXX, the definitions of “Market Price Cap” and “Service Date” incorporated in this Agreement and the rights of the Cooperative Group and GSEC Group to indemnification under Sections IX and XVI. Notwithstanding the foregoing:

A. The Parties acknowledge that Cooperative is granted the right to enforce, exercise, or act on behalf of GSEC with respect to any of the rights of GSEC and Cooperative set forth in Article 10, Sections 3.2, 3.3, 3.4, 5.1, 6.1, 6.3, 7.2, 7.8, 12.4, 15.1(D), 15.2, 17.3 and 17.10, and the definition of “Service Date” incorporated in the GSEC Briscoe PPA, and Cooperative is therefore an express, intended third-party beneficiary of the GSEC Briscoe PPA for those purposes.

B. The Parties agree that GSEC shall have the right to enforce, exercise, or act on behalf of Cooperative with respect to any of the rights of GSEC set forth in Sections IV, V, VI(D), VII, VIII(B), IX, X, XI(C), XII(A), XII(C), XVI, XVII, XIX(G), XX(B),XXI, XXVIII and XXX, the definitions of “Market Price Cap” and “Service Date” incorporated into this Agreement and the rights to indemnification under Sections IX, XVI, and XVII of this Agreement, and GSEC is therefore an express, intended third-party beneficiary of this Agreement for those purposes.

XXIX.	ADDITIONAL TERMS

The Service contracted for herein is to be provided and taken in accordance with the provisions of this Agreement including any and all amendments that may hereafter be approved in accordance with Applicable Law.

Customer assumes all responsibility for electricity and the Customer Facilities on Customer’s side of the Delivery Point.

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Customer shall reimburse Cooperative for all reasonable and documented costs incurred by Cooperative in arranging for Service to Customer, including but not limited to costs for actual, documented consulting and legal fees.

XXX.	SURVIVAL; EFFECT OF TERMINATION OR EXPIRATION

Notwithstanding any termination or expiration of this Agreement, this Agreement will remain in effect with respect to, and to the extent necessary to facilitate the settlement of, all liabilities and obligations arising hereunder before the effective date of such termination or expiration. Without limiting the generality of the foregoing, Section XIX (Breach/Discontinuance of Service), Section XXI (Confidentiality), Section XXXII (Choice of Law and Venue), Section XXXIII (Jury Waiver), Section XVI (Indemnification, Limitation of Liability, and Disclaimer of Warranties) and any other indemnity provision, Section XII (Invoices and Payment) to the extent of any payments accrued prior to termination, and any provision which expressly or by implication is to continue in full force and effect after the termination or expiration of this Agreement, shall survive the termination or expiration hereof, and such provisions shall remain in effect and enforceable following such expiration or termination. If any provision of this Agreement provides an express survival period, this Agreement shall survive termination with respect to that provision for the express survival period set forth herein.

XXXI.	MULTIPLE COUNTERPARTS/FAX OR EMAIL SIGNATURES

This Agreement may be executed in multiple counterparts, and each counterpart shall be considered as if it were an original. Email signatures shall be given the same effect as originals.

XXXII.	CHOICE OF LAW AND VENUE

This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflicts of law. Both Parties hereto irrevocably agree to resolve any and all disputes connected with or arising from this Agreement exclusively in a federal district court in Travis County, Texas.

XXXIII.	JURY WAIVER

Both Parties to this Agreement irrevocably waive any and all rights to a jury trial for any dispute connected with or arising from this Agreement, or the relationship between the Parties thereto, whether the claim, dispute or cause of action is based in contract, tort, statutory or any other legal basis.

XXXIV.	NON-WAIVER

No waiver by either Party hereto of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.

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XXXV.	AMENDMENTS

Any amendment to this Agreement must be made in writing signed by both Parties.

XXXVI.	RULES OF CONSTRUCTION

The initially capitalized terms listed in this Article I, or defined elsewhere in this Agreement, shall have the meanings set forth in Section I, or (unless otherwise indicated) as defined elsewhere in this Agreement, whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. In addition, the following rules of construction shall apply:

A.	The masculine shall include the feminine and neuter.

B. References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this Agreement.

C. References to any Applicable Law shall be to such Applicable Law, as it may be amended, restated, supplemented, modified, or interpreted or applied by a relevant Governmental Authority from time to time.

D. References to any agreement shall be to such agreement, as it may be amended, restated, supplemented, or modified from time to time.

E. The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular article or section of this Agreement; the word “including” shall mean “including, without limitation”; and the word “include” shall mean “include, without limitation.”

F. The Exhibits are incorporated in and are intended to be a part of this Agreement. In the event of any conflict or inconsistency between this Agreement or the Exhibits, this Agreement shall prevail.

G. This Agreement was negotiated and prepared by all Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of its provisions shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

H. Whenever this Agreement refers to a number of days, such number shall be deemed to refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

COOPERATIVE

LIGHTHOUSE ELECTRIC COOPERATIVE, INC.

By:
Name:
Title:

CUSTOMER

SOLUNA DV SERVICES, LLC

By:
Name:
Title: